Wound Management Technologies to Present at LifeTech Capital Miami Medical Investors Conference

FORT WORTH, Texas, November 11, 2010/PRNewswire-FirstCall/ -- Wound Management Technologies, Inc., (WNDM: OTCQB) a leader in advanced wound care solutions, announced today that its President, Deborah Jenkins Hutchinson, will present an overview of its widely-acclaimed wound care product, CellerateRX®, recent strategic developments, and its product pipeline at the LifeTech Capital Miami Medical Investors Conference to be held at the JW Marriott Marquis Miami on November 12, 2010. The LifeTech Capital Miami Medical Investors Conference brings together promising biotechnology companies, medical and scientific key opinion leaders with institutional and accredited investors from across the country. More information can be found at http://www.LifeTechCapital.com/conference.

The Wound Management Technologies presentation is at 3 pm EST in Presentation Room #2. Management will be available during the day on November 12 for one-on-one meetings with attendees.

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About Wound Management Technologies, Inc.

Wound Management Technologies, Inc.'s primary focus is the distribution of its unique, patented collagen product, CellerateRx®, in the $3.2B worldwide advanced wound care market, a market that is growing due to aging populations and the increase of diabetes.  Over the past 2 years, Wound Management has focused on developing evidenced-based studies on CellerateRX® and gaining physician awareness by participation in key industry conferences.  Now Wound Management is focused on expanding sales through partnerships and contracted independent representatives.  Wound Management has other advanced biotech products in development, in addition to a subsidiary focused on eHealth technology for secure healthcare data collaboration and storage.  More information can be found on the company's web sites: http://www.wmgtech.com and http://www.cellerater! x.com.

Safe Harbor Statement:

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development and any other statements not constituting historical facts are "forward-looking statements," within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks, contingencies and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and unce! rtainties detailed in the Company's SEC filings, which could cause the company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

For Wound Management Technologies Shareholder Information please call (917) 974-9872 or visit http://www.wmgtech.com